C O L E
COLE CREDIT PROPERTY TRUST II, INC.

November 7, 2005

Contact:
John H. Lotka, Chief Marketing Officer
602-778-8739

For Immediate Release:

Cole Credit Property Trust II, Inc. announces the acquisition of three properties located in Missouri

On November 2, 2005, a wholly-owned subsidiary of the operating partnership of Cole Credit Property Trust II, Inc. acquired (i) an approximately 15,120 square foot single-tenant retail building on an approximately 2.11 acre site located in St. Louis, Missouri (ii) an approximately 15,120 square foot single-tenant retail building on an approximately 2.13 acre site located in St. Louis, Missouri and (iii) an approximately 15,120 square foot single-tenant retail building on an approximately 1.82 acre site located in Florissant, Missouri (collectively, the “WG SL Properties”). Each of the WG SL Properties is 100% leased to Walgreen Co. (“Walgreens”) through the initial lease terms, which expire between February 28, 2021 and December 31, 2021.

About Walgreens

Walgreens operates over 4,900 retail drugstores in 45 states and Puerto Rico. Walgreens has a Standard & Poor’s credit rating of “A+” and the company’s stock is publicly traded on the New York Stock Exchange under the ticker symbol “WAG”.

About Cole Credit Property Trust II, Inc.

Cole Credit Property Trust II, Inc. is a Maryland corporation that intends to qualify as a real estate investment trust beginning with the taxable year ending December 31, 2005. The investment objectives of Cole Credit Property Trust II, Inc. are to provide current income, preservation and return of capital and growth in the value of its investments.

This release may contain forward-looking statements relating to the business and financial outlook of Cole Credit Property Trust II, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the prospectus for the offering of equity of Cole Credit Property Trust II, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made and we undertake no obligation to update any such statements that become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

2555 E. Camelback Road, Suite 400
Phoenix, AZ 85016
602-778-8700